UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 18, 2012

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

(412) 432-3300

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement
On January 19, 2012, American Eagle Outfitters, Inc. (the "Company") entered into a Succession Agreement (the "Succession Agreement") with James V. O'Donnell, the Company's Chief Executive Officer. A description of the Succession Agreement is contained in Item 5.02 below, which is incorporated by reference into this Item 1.01.

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 19, 2012, the Company and James V. O'Donnell entered into the Succession Agreement. Per the Succession Agreement, Mr. O'Donnell is resigning from his positions as Chief Executive Officer of the Company and as a member of the Company's Board of Directors (the "Board") effective January 28, 2012 (the "Termination Date"). Mr. O'Donnell will receive various separation payments and benefits pursuant to the Succession Agreement and the Amended and Restated Employment Agreement between the Company and Mr. O'Donnell dated January 11, 2010 (the "O'Donnell Employment Agreement"), including: (i) Mr. O'Donnell's earned but unpaid salary and bonus; (ii) his deferred compensation; (iii) a lump sum retirement benefit determined in accordance with the O'Donnell Employment Agreement; (iv) his 2011 cash bonus, to the extent that the Compensation Committee confirms that the applicable performance goals were achieved; (v) severance equal to one year of his base salary less the accrued but unpaid cost of his personal use of the Company aircraft; (vi) a discount on Company merchandise generally applicable to active employees for Mr. O'Donnell and his spouse for their respective lifetimes; (vii) accrued but unused vacation; (viii) outstanding restricted stock unit awards (which will vest and be paid on same schedule that would apply if Mr. O'Donnell's employment were not terminated); (ix) outstanding long-term performance restricted stock unit awards (which will vest, subject to the attainment of performance goals, and be paid on same schedule that would apply if Mr. O'Donnell's employment were not terminated); (x) outstanding stock options (which will continue to vest on the same schedule that would apply if Mr. O'Donnell's employment were not terminated. Mr. O'Donnell also will be entitled to): (i) retirement health insurance for himself and his dependents (with premiums paid by Mr. O'Donnell); (ii) his remaining account balance under the Company's Long Term Incentive Cash Plan; and (iii) reimbursement for unpaid business expenses. In accordance with the O'Donnell Employment Agreement, Mr. O'Donnell must comply with the terms of any restrictive covenant in any arrangement in which he participates or to which he is party, including the two-year post-employment non-competition and non-solicitation restriction set forth in the O'Donnell Employment Agreement. Additionally, under the Succession Agreement, Mr. O'Donnell will perform general consulting services for the Company from the Termination Date through February 2, 2013. As payment for the consulting services, Mr. O'Donnell will receive a consulting fee of not less than $552,500 and not greater than $2,210,000, with the excess over $552,500, if any, based on attainment of performance goals for the Company's 2012 fiscal year. A copy of the Succession Agreement is filed herewith as exhibit 10.1 and is incorporated herein by reference.
On January 18, 2012, the Company determined to change the position of Jay L. Schottenstein from that of a Non-Executive Chairman to Executive Chairman of the Board of Directors effective January 30, 2012.  In this new position, Mr. Schottenstein will devote substantial additional time to the Company's business to work with and advise the Company's new Chief Executive Officer, Robert L. Hanson.  Mr. Schottenstein will receive the following compensation for his services: (i) annual base salary of $500,000; (ii) an annual performance based incentive bonus targeted at 100% of his base salary with potential to receive up to 200% of base salary; and (iii) a grant of a long-term performance restricted stock unit award equal to the number of shares of the Company's common stock equal to $500,000 divided by the closing price of the Company's common stock on the grant date and on terms similar to those used for other senior executives of the Company.

On January 18, 2012, the Company's Board elected Robert L. Hanson to serve as a Class III director effective January 30, 2012 until the 2013 Annual Meeting of Stockholders.  Mr. Hanson fills the vacancy created when Mr. O'Donnell resigned from the Company's Board.

ITEM 9.01.	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Succession Agreement between the Company and James V. O'Donnell dated January 19, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: January 20, 2012	By:	/s/ Neil Bulman, Jr.
Neil Bulman, Jr.
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Succession Agreement between the Company and James V. O'Donnell dated January 19, 2012